Exhibit 21.1

Subsidiaries of Herbst Gaming LLC

Market Gaming, LLC (Nevada limited liability company)

Flamingo Paradise Gaming, LLC (Nevada limited liability company)

E-T-T, LLC (Nevada limited liability company)

Cardivan, LLC (Nevada limited liability company)

Corral Country Coin, LLC (Nevada limited liability company)

HGI — Mark Twain, LLC (Nevada limited liability company)

HGI — Lakeside, LLC (Nevada limited liability company)

HGI — St. Jo, LLC (Nevada limited liability company)

The Sands Regent, LLC (Nevada limited liability company)

Zante, LLC (Nevada limited liability company)

Last Chance, LLC (Nevada limited liability company)

California Prospectors, Ltd. (Nevada limited liability company)

Plantation Investments, LLC (Nevada limited liability company)

Dayton Gaming, LLC (Nevada limited liability company)

The Primadonna Company, LLC (Nevada limited liability company)